Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS OF
CBS CORPORATION
Restrictions on Trading CBS Corporation Class A and Class B Common Stock
During CBS 401(k) Plan Blackout Period

CBS Corporation ("CBS") has determined to change the recordkeeper for the CBS 401(k) Plan (the "Plan"). In order to implement this transition, Plan activity will be restricted such that Plan participants will not be able to direct or diversify the investments in their Plan accounts, including in the CBS Class A Company Stock Fund and CBS Class B Company Stock Fund, or obtain loans or distributions from the Plan for a specified period of time (the "Blackout Period"). During the Blackout Period, CBS’ directors and executive officers will be subject to trading restrictions, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and the SEC's Regulation BTR (Blackout Trading Restriction).

Blackout Period

The Blackout Period will begin at 3:00 pm (Eastern Time) on September 25, 2017 and is expected to end during the week of October 15, 2017. You will receive another notice informing you of the Blackout Period end date.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring shares of CBS Class A common stock, CBS Class B common stock and derivative securities, such as stock options, that you acquired in connection with your service or employment as a director or an executive officer of CBS, subject to certain exceptions. In this regard, any such CBS security that you sell or otherwise transfer is automatically treated as acquired in connection with your service as a director or an executive officer unless you establish that the security was acquired from another source in accordance with rules established by the SEC. Please note that these trading prohibitions also apply to CBS securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. This notice is in addition to the restrictions on trading activity under CBS’ insider trading policy.

Questions

If you have questions concerning transactions in CBS Class A common stock, CBS Class B common stock or derivative securities, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact without charge:
CBS Corporation
51 W. 52nd Street
New York, New York 10019
Attention: Jonathan Anschell, Executive Vice President, Deputy General Counsel and Secretary;
and/or Stephen Mirante, Executive Vice President, Human Resources
Telephone number: 212-975-4321

August 9, 2017